Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2024 Equity Incentive Plan and The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates of our reports (a) dated February 6, 2024, with respect to the consolidated financial statements of Cullen/Frost Bankers, Inc., and the effectiveness of internal control over financial reporting of Cullen/Frost Bankers Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023 and (b) dated June 23, 2023, with respect to the financial statements and schedule of The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission

/s/ ERNST & YOUNG LLP

San Antonio, Texas
April 30, 2024